 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1998
                                                      REGISTRATION NO. 333-20187
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                      -----
                         POST-EFFECTIVE AMENDMENT NO. 2
                                   ON FORM S-3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  UNIVEC, INC.
                 (Name of Small Business Issuer in Its Charter)



             Delaware                             3841                          11-3163455
   (State or other jurisdiction             (Primary Standard                (I.R.S. Employer
of incorporation or organization)       Industrial Classification          Identification No.)
                                               Code Number)

                               999 Franklin Avenue
                           Garden City, New York 11530
                            Telephone: (516) 294-1000
                           Telecopier: (516) 739-3343
          (Address and telephone number of principal executive offices)
                                     ------
                                 Joel Schoenfeld
                Chairman of the Board and Chief Executive Officer
                                  UNIVEC, Inc.
                               999 Franklin Avenue
                           Garden City, New York 11530
                            Telephone: (516) 294-1000
                           Telecopier: (516) 739-3343
            (Name, address and telephone number of agent for service)
                                     ------
                                   Copies to:
                                Jack Becker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052
                                     ------

   Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this post-effective amendment to the registration statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]
                                     ------

   The Registrant hereby amends this post-effective amendment to the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this post-effective amendment to the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the post-effective amendment to the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================


The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

      PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 21, 1998
                                  UNIVEC, INC.

               1,750,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS


   This Prospectus relates to 1,750,000 redeemable common stock purchase warrants (the "Warrants") of UNIVEC, Inc., a Delaware corporation (the "Company") that may be sold by the selling securityholders named herein (the "Selling Securityholders"). See "Selling Securityholders". The 1,750,000 Warrants offered hereby were issued in exchange for common stock purchase warrants sold, together with the Company's 8% promissory notes, in a bridge financing completed by the Company in December 1996.


   Each Warrant entitles the registered holder thereof to purchase one share of common stock par value $.001 per share (the "Common Stock"), of the Company at an exercise price of $4.50 per share, subject to adjustment in certain events, at any time during the period commencing April 24, 1999 and expiring on April 23, 2002. The Warrants are subject to redemption by the Company at $.05 per Warrant at any time commencing April 24, 1999, on not less than 30 days prior written notice to the holders of the Warrants, provided the closing bid price of the Common Stock has been at least $8.00 for 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. The Common Stock and the Warrants are quoted on The Nasdaq SmallCap Market under the trading symbols "UNVC" and "UNVCW", respectively. On July 20, 1998, the closing sale prices of the Common Stock and Warrants on The Nasdaq SmallCap Market as reported by Nasdaq were $2.00 and $0.84, respectively.


   The Selling Securityholders may sell Warrants from time to time directly to purchasers, or through broker-dealers who may receive compensation in the form of commissions or discounts from the Selling Securityholders or purchasers. Sales of Warrants may be effected by broker-dealers in ordinary brokerage transactions or block transactions on The Nasdaq SmallCap Market, through sales to one or more dealers who may resell as principals, in privately negotiated transactions or otherwise, at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Usual and customary or specifically negotiated brokerage fees may be paid by the Selling Securityholders in connection therewith. To the Company's knowledge, none of the Selling Securityholders has entered into any underwriting arrangements for the sale of such securities.

   The Company will not receive any proceeds from the sale of the Warrants by the Selling Securityholders, but will receive the exercise price of the Warrants, if exercised.


   THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD INVEST. FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" COMMENCING ON PAGE 6.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is ________________,1998.

   The Selling Securityholders may be deemed to be "underwriters"within the meaning of the Securities Act of 1933 (the "Securities Act") and any profits realized by them may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of the Warrants also may be deemed to be "underwriters", as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the Warrants by the Selling Securityholders is subject to the prospectus delivery and other requirements of the Securities Act.

   All costs, expenses and fees in connection with the registration of the Warrants offered by the Selling Securityholders will be borne by the Company. The Selling Securityholders are responsible for the payment of brokerage commissions and discounts incurred in connection with the sale of the Warrants and shares of Common Stock. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.


                              AVAILABLE INFORMATION

  The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith files, reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a Registration Statement and a post-effective amendment thereto (Registration No. 333-20187) under the Securities Act with the Commission in Washington, D.C. with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and such exhibits as well as the reports, proxy and information statements and other information filed under the Exchange Act, which may be inspected and copied at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and at the following regional offices: New York Regional office, Suite 1300, 7 World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material may also be obtained from the Public Reference Room of the Commission at prescribed rates. Information concerning the operation of the Public Reference Room of the Commission may be obtained by 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information statements and other information regarding registrants that file electronically.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission are incorporated into this Prospectus by reference:


          (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as amended.

          (2) The Company's Quarterly Report on Form 10-Q for the fiscal year ended March 31, 1998.

          (3) The Company's Current Report on Form 8-K dated April 28, 1998, as amended.

          (4) The description of the Common Stock and Warrants set forth in the Company's Registration Statement on Form 8-A (File No. 0-22413), filed pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.


   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof form the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or supersedes shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a Prospectus is delivered upon written or oral request of such person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for copies of such documents should be directed to the Company, 999 Franklin Avenue, Garden City, New York 11530,
Attention: Corporate Secretary (telephone (516) 294-1000, (516) 739-3343).

                             SUMMARY OF THE OFFERING

     The following summary is qualified in its entirety by the more detailed information, consolidated financial statements and the notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus. Unless otherwise indicated or the context otherwise requires, all references herein to the Company or UNIVEC include UNIVEC, Inc., a New York corporation ("UNIVEC-NY"), which was merged into the Company on October 10, 1996, and Rx Ultra, Inc., a wholly owned subsidiary of UNIVEC.

                                   The Company

     UNIVEC, Inc. (the "Company" or "UNIVEC") develops, assembles, licenses and markets safety hypodermic syringes designed to protect the healthcare worker and patient against cross-infection. The Company also from time to time sells other medical devices and intends to develop other medication delivery systems.

     In 1997, the Company commenced production and sales of its 1cc locking clip syringes, which are designed to make accidental or deliberate reuse difficult. The accidental or deliberate reuse of syringes is a frequent cause of the spread of the human immunodeficiency ("HIV") and hepatitis viruses, as well as other blood-borne pathogens. The Company has received 510(k) clearance from the U.S. Food and Drug Administration (the "FDA") to market its locking clip syringes in the United States.

     The Company believes that its 1cc difficult to reuse syringes are more effective than competitive syringes and that they are competitively priced. The Company also believes that it is the only company that markets a difficult to reuse syringe with a 1cc barrel, which is ideal for dispensing accurate dosages of medicine (e.g., allergy, immunization and insulin medicines). It is more difficult to deliver up to a .95cc dosage accurately with a syringe barrel that is greater than 1cc. The Company does not know of any other company that offers a lcc aspirating syringe that can be locked. Healthcare workers need aspirating syringes to mix medications in the syringe barrel and inject medications intravenously. Furthermore, the Company believes that aspirating syringes are preferred by diabetes patients and needle-exchange programs.

     The Company's initial marketing efforts have been directed primarily to international relief agencies, including the International Red Cross, UNICEF and the World Health Organization ("WHO"), as well as to public hospitals and health facilities in the Northeastern United States. Pursuant to programs of international relief agencies, the Company has shipped its lcc locking clip syringe to over 30 countries. The Company also intends to market its locking clip syringes to (i) governments of developing countries, (ii) private hospitals and health facilities in the Northeastern United States, and (iii) distributors in the United States. The Company also plans to license its patents and proprietary manufacturing processes relating to its 1cc locking clip and other syringe designs. To stimulate demand for its safety syringes, the Company plans to initiate promotional and educational campaigns directed at (i) public health officers and other government officials responsible for public health policies,
(ii) doctors and administrators of healthcare facilities responsible for treatment of HIV-AIDS and hepatitis patients, and (iii) liability insurance companies.

     The Company is a Delaware corporation, incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. The executive officers of the Company are located at 999 Franklin Avenue, Garden City, New York 11530 (telephone number (516) 294-1000).

                                                 The Offering

Securities Offered.............     1,750,000 redeemable common stock purchase warrants (the "Warrants").
                                    Each Warrant entitles the holder thereof to purchase one share of Common
                                    Stock at an exercise price of $4.50 per share, subject to adjustment in certain events. See "Description of Securities" and "Plan of Distribution."


Terms of Warrants:
  Exercise price...............     $4.50 per share, subject to adjustment in certain events. See "Description of Securities -- Warrants."


 Exercise period...............     Any time during the period commencing April 24, 1999 and ending April
                                    23, 2002.

 Redemption....................     Redeemable by the Company at a price of $.05 per Warrant upon not less than 30 days prior written notice to the holders of the Warrants at any time commencing April 24, 1999, provided the closing bid price of the Common
                                    Stock has been at least $8.00 for 20 consecutive trading days ending on the third day prior to the date upon which the  Company gives notice of redemption. See "Description of Securities -- Warrants."


Common Stock Outstanding.......     2,981,769(1)


Warrants Outstanding...........     4,337,500


Risk Factors...................     The securities offered hereby involve a high degree of risk . Only investors who can bear the risk of their entire investment should invest. See "Risk
                                    Factors."

Nasdaq SmallCap
  Market Symbols...............     Common Stock -- UNVC; Warrants -- UNVCW


--------
1 Does not include (i) 4,350,672 shares reserved for issuance upon exercise of outstanding options, at exercise prices ranging from $2.00 per share to $3.50 per share, expiring at various dates from February 22, 1999 through December 20, 2007, (ii) 393,706 shares reserved for issuance upon exercise of options which may be granted in the future pursuant to the Company's stock option plan, (iii) 4,337,500 shares issuable upon exercise of outstanding Warrants, (iv) 375,000 shares reserved for issuance upon exercise of warrants issued to the underwriters for the Company's initial public offering (the "Underwriters' Warrants") at exercise prices ranging from $4.50 to $5.775 per share; and (v) 460,440 shares reserved for issuance upon conversion of the Company's Series A 8% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). See "Description of Securities."

                                  RISK FACTORS

An investment in the Company's securities is highly speculative and involves a high degree of risk. Therefore, prospective investors should carefully consider the risks set forth below in connection with an investment in the Company's securities.

This Prospectus contains certain forward-looking statements which involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in the reports incorporated by reference in this Prospectus.

Continuing Losses; Accumulated Deficit; Uncertainty of Profitability. Since inception, the Company has experienced losses, including a net loss of approximately $1,172,000 for the year ended December 31, 1997, as compared to a net loss of approximately $1,441,000 for the year ended December 31, 1996, and a net loss of approximately $541,000 for the fiscal quarter ended March 31, 1998, as compared to a net loss of approximately $682,000 for the fiscal quarter ended March 31, 1997. The Company expects to continue to incur operating losses until such time as it can generate significant sales of its locking clip syringes and adequate gross profits to cover overhead expenses. There can be no assurance that the Company will ever operate profitably. As of March 31, 1998, the Company had an accumulated deficit of approximately $2,480,000. The Company's ability to operate profitably depends upon market acceptance of its locking clip syringes, the development of an effective sales and marketing organization, the development of new products, and improvements to existing products and manufacturing processes. There can be no assurance that the Company's locking clip syringes will achieve a level of market acceptance in foreign or domestic markets to generate sufficient revenues to become profitable. See "Risk Factors - Product Acceptance; Demand for Locking Clip Syringes," and the Company's consolidated financial statements, including the notes thereto, incorporated by reference into this Prospectus.

Limited Operating History. Although the Company was founded in August 1992, production and sales of its 1cc locking clip syringe began in July 1997. From August 1992 to June 1997, the Company's operations have consisted primarily of the design of its patented locking clip and plunger, the design and implementation of the equipment for production of the 1cc locking clip syringe, the hiring of key personnel, and the sales of medical devices manufactured by others including difficult-to-reuse syringes of an alternative design. Accordingly, the Company has a limited operating history upon which an evaluation of its business and prospects can be based. An investment in the securities of the Company is subject to all of the risks involved in a newly established business venture. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by companies at this early stage of operations, many of which may be beyond the Company's control, including but not limited to commencement of production, marketing and product introduction, competition, market acceptance of the Company's difficult to reuse syringes, and unanticipated problems and additional costs relating to the development and testing of products. The Company's officers have limited experience in the production and sale of medical devices. See "Risk Factors -- Limited Experience of Management in the Development, Production and Sale of Medical Devices."

Ability to Continue as a "Going Concern"; Qualified Report of Independent Accountants. The Company's consolidated financial statements for the year ended December 31, 1997 indicate there is substantial doubt about the Company's ability to continue as a going concern due to recurring losses. As discussed in
Note 2 to the Company's consolidated financial statements incorporated by reference into this Prospectus, the Company's ability to continue as a going concern is dependent, among other things, upon the Company's obtaining additional working capital through long term financing or an equity infusion and the attainment of profitable commercial operations.

Need for Additional Financing. The Company requires additional financing to continue its operations and may seek to raise funds through the sale of its securities or by other means. No assurance can be given that additional funds will be available to the Company on acceptable terms, if at all. Additional financing may result in dilution to existing stockholders. Anticipated increased levels of sales (as to which there can be no assurance) would reduce the need for additional financing. However, if funds are needed but not available in adequate amounts from additional financing sources or from operations, the Company may be materially and adversely affected.

Ability to Manage Growth. Subject to sufficient cash flow from operations and/or additional financing, the Company contemplates a rapid expansion of its business. If the Company were to experience significant growth in the future, such growth would likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve its operational, financial, management and information systems, procedures and controls, and to expand, train and manage its personnel. There can be no assurance that the Company's personnel, systems, procedures or controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial, management and information systems, procedures or controls or to expand, train or manage employees, could materially and adversely affect the Company's business, financial condition and results of operations.

Government Regulation. The manufacture and distribution of medical devices are subject to extensive regulation by the FDA in the United States, and in some instances, by foreign and state regulatory authorities. Approval by the FDA and foreign government authorities is unpredictable and uncertain, and no assurance can be given that the necessary approvals or clearances for the Company's products will be granted on a timely basis or at all. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a materially adverse effect on the business, financial condition and results of operations of the Company. Furthermore, approvals that have been or may be granted are subject to continual review, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of the product from the market. Moreover, changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with applicable laws and regulations in the future. Failure to comply with applicable laws or regulatory requirements could have a materially adverse effect on the Company's business, financial position and results of operations.

         FDA and State Regulation. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder (collectively, the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, a manufacturer must obtain FDA permission to market through either the 510(k) pre-market notification process or the costlier, lengthier and less certain pre-market approval ("PMA") application process. The FDA has granted the Company 510(k) clearance to market its 1cc locking clip syringe, which has been classified as a Class II device under the FDC Act, and accordingly, the Company may market and sell its 1cc locking clip syringe in the United States, subject to compliance with other applicable FDA regulatory requirements. As a Class II device, performance standards may be developed for the 1cc locking clip syringe which the product would then be required to meet. Furthermore, manufacturers of medical devices are subject to recordkeeping requirements and required to report adverse experiences relating to the use of the device. Device manufacturers also are required to register their establishments and list their devices with the FDA and with certain state agencies and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be manufactured in accordance with good manufacturing practices ("GMP") regulations, which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA conducts periodic audits and surveillance of the manufacturing, sterilizing and packaging facilities of medical device manufacturers to determine compliance with GMP requirements. The failure of a medical device manufacturer to be able to show in the audit or post-market surveillance that it has adequately complied with GMP requirements can result in penalties or enforcement proceedings being imposed on the manufacturer. The Company's manufacturing facilities have not been certified as satisfying GMP requirements. The Company's facilities will be subject to extensive audits in the future pursuant to standard FDA procedure. No assurance can be given that when the Company is audited that it will be found to be in compliance with GMP requirements, or that if it is not found in compliance, what penalties, enforcement procedures or compliance effort will be levied on or required of the Company. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company, and the failure to meet standards for effectiveness and safety could require the Company to discontinue the manufacturing and/or the marketing of its product in the United States.

         Foreign Regulation. The introduction of the Company's products in foreign markets will subject the Company to foreign regulatory clearances which may impose additional substantive costs and burdens. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The Company's products also are required to satisfy international manufacturing standards required by the International Standards Organization ("ISO") for sale in certain foreign countries. Although the Company's contract manufacturer in Portugal expects to achieve ISO 9002 certification by the end of 1998, until the Portuguese manufacturer obtains ISO 9002 certification, the Company could have difficulty selling to certain export accounts, particularly in Europe. Currently, sales to international relief agencies, the Company's primary market, are not affected by ISO certification or other foreign regulations other than those imposed by such agencies, with which the Company has been in compliance.

Product Acceptance; Demand for Locking Clip Syringes. The Company expects to derive a significant portion of its revenues from sales of locking clip syringes and/or licensing of its intellectual property. Despite increased public awareness of the risks associated with conventional disposable syringes, of the major syringe manufacturers only Becton-Dickinson and Company ("Becton-Dickinson") is manufacturing a difficult to reuse syringe for sale to international relief agencies. Accordingly, the Company's future success and financial performance will depend almost entirely on its ability to successfully market its locking clip syringes. There can be no assurance that the Company's marketing efforts will be successful or that sales of the Company's difficult to reuse syringes will generate sufficient revenues for the Company to become profitable. See "Risk Factors - Government Regulation."

Licensing. Although the Company intends to license its patents and proprietary manufacturing processes relating to its locking clip and other syringe designs to established medical device manufacturers worldwide, there can be no assurance that the Company will be successful in its licensing efforts.

Dependence on Certain Customers. The Company's initial marketing efforts have been directed primarily to, and all of its revenues have been derived from, international relief agencies. There can be no assurance as to whether the international relief agencies will continue to purchase difficult-to-reuse syringes from the Company. The failure of international relief agencies to purchase the Company's locking clip syringes in substantial quantities would have a materially adverse effect on the Company's business, financial condition and results of operations.

Dependence on Portuguese Contract Manufacturer. The Company has entered into a letter of understanding with a Portuguese contract manufacturer for the production of its proprietary plungers (which satisfy tolerance limits for assembly of its aspirating and non-aspirating syringes) and for the assembly of the Company's 1cc locking clip syringes. The Company is the primary customer of the Portuguese contract manufacturer. Furthermore, since the Portuguese manufacturer has limited financial resources, it has been unable to offer the Company credit terms for payment of components and finished syringes. If the Portuguese manufacturer is unable or not willing to supply sufficient quantities of components, the Company will be required to obtain alternative sources of supply. However, there can be no assurance that the Company will be able to obtain an alternative source of supply of components on acceptable terms. Furthermore, even if the Company is able to obtain an alternative source of supply of components, there can be no assurance that production of its 1cc locking clip syringes will not be delayed. Delays resulting from the selection of an alternate supplier to produce components could have a materially adverse effect on the Company's business. See "Risk Factors - Interruptions to Production."

Interruptions to Production. There can be no assurance that the Portuguese manufacturer will be able to produce sufficient quantities of plungers or syringes to satisfy the Company's requirements. The failure of the Portuguese manufacturer to produce components and/or 1cc locking clip syringes could have a materially adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors - Dependence on Portuguese Contract Manufacturer."

To augment production of its 1cc locking clip syringe, the Company has commenced production of its 1cc locking clip syringe at its production facility in Mineola, New York. However, there can be no assurance that production at this facility will not be interrupted as a result of delays in obtaining supplies of components or in complying with FDA manufacturing requirements, including the attainment of acceptable quality levels. The failure to timely produce 1cc locking clip syringes would have a materially adverse effect on the Company's business, financial condition and results of operations.

Sherwood Davis & Geck ("Sherwood") has been the Company's supplier of 1cc barrels with certain sizes of hypodermic needles (e.g., .625 inch) and plunger tips. However, the Company has instituted litigation (the "Sherwood Litigation") against Sherwood for failure to provide components for the manufacture of the Company's lcc syringes. There can be no assurance that Sherwood will continue to fulfill the Company's purchase orders. To date, most of the lcc locking clip syringes have not contained the barrels supplied by Sherwood; however, nearly all of the Company's lcc locking clip syringes have contained a plunger tip supplied, but not manufactured, by Sherwood. Although smaller manufacturers have expressed an interest in supplying components, there can be no assurance the Company can obtain adequate supplies of components for prices and terms acceptable to it. The failure to obtain adequate supplies of components for acceptable prices and terms could have a materially adverse effect on the Company's business, financial condition and results of operations.

Limited Experience of Management in the Development, Production and Sale of Medical Devices. The Company's management has had limited experience in the development, production and sale of medical devices. There can be no assurance that the Company will be able to compete successfully with the major syringe manufacturers. See "Risk Factors -- Limited Operating History."

Ability to Develop 3cc Syringe with Extendable Barrel Sleeve. The Company intends to develop a 3cc, non-aspirating locking clip syringe for hospitals and health clinics, and anticipates that production will commence during 1999. In general, hospitals and health clinics use more 3cc syringes than 1cc syringes, and may not be willing to purchase the Company's 1cc locking clip syringes until such time as the Company is able to offer 3cc syringes. However, there can be no assurance that the 3cc designs selected for commercialization will be accepted by hospitals and health clinics. Moreover, the Company has not yet selected a design for the assembly equipment or an engineering firm to construct the equipment. The Company's failure to timely select a design for the assembly equipment or an engineering firm to construct such assembly equipment, or the Company's inability to obtain adequate supplies of components, could delay the production and commercial introduction of the Company's 3cc non-aspirating syringe.

Uncertainty Regarding Patents and Protection of Proprietary Technology; Risk of Future Litigation. The Company's success will depend, in part, on the strength of its patents, as well as its ability to preserve its trade secrets and operate without infringing the proprietary rights of others. The Company's policy is to seek protection of its proprietary position by, among other methods, filing United States and foreign patent applications related to its technology, inventions and improvements that are important to the development of its business. The Company holds three United States patents, including a patent for its locking clip and has filed a United States patent application for its aspirating plunger, and has filed patent applications for its locking clip in Canada, Brazil, Mexico, certain European countries, Japan, South Korea, China, Russia and Australia. In addition, the Company has acquired licensed rights for a United States patent on a locking device to be used in connection with the 3cc non-aspirating syringe that the Company plans to develop. The Company has filed for patent protection in certain European countries for this invention. The Company also has licensed the rights to a patent to develop a pre-filled or unit dose syringe. This invention has U.S. patent protection, but lacks foreign protection.

There can be no assurance that pending or future applications for patents and trademarks will mature into issued patents, or that the Company will continue to develop its own patentable technologies. Furthermore, there can be no assurance that any of the Company's patents or patents that may be issued in the future will not be challenged, invalidated or circumvented in the future or that the rights granted thereunder will provide a competitive advantage. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures that differ from those in the United States. Patent protection in such countries may be different from patent protection provided by the laws of the United States.

Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications.

Accordingly, there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or internationally.

The medical device industry in general has been characterized by substantial competition and litigation regarding patent and other proprietary rights. The Company intends to vigorously protect and defend its patents and other proprietary rights relating to its proprietary technology. Litigation alleging infringement claims against the Company (with or without merit), or instituted by the Company to enforce patents and to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others, is costly and time consuming. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceedings, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each patent, or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a materially adverse effect on the Company's business, financial condition and results of operations.

The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology.

Competition. The Company's principal competition is from manufacturers of traditional disposable syringes. Becton-Dickinson, Sherwood and Terumo Medical Corporation of Japan ("Terumo") control approximately 74%, 19% and 5%, respectively, or a total of approximately 98%, of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than the Company. To the Company's knowledge, only Becton-Dickinson and Bader & Partner Medizintechnik GmbH ("Bader"), a German machine tool manufacturer, distribute commercially a line of difficult to reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT and UNIJECT syringes were developed originally for WHO-UNICEF immunization programs. There can be no assurance that the major syringe manufacturers or others will not commence production of difficult to reuse syringes, or that the Company will be able to successfully compete in this market.

Product Liability. The manufacture and sale of medical products exposes the Company to the risk of significant damages from product liability claims. The Company maintains product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in the aggregate. There can be no assurance that the coverage limits of the Company's insurance policies will be adequate, or that the Company will continue to be able to maintain such insurance coverage at acceptable cost. In addition, any successful claim against the Company in an amount exceeding its insurance coverage could have a materially adverse effect on its business, financial condition or results of operations. Furthermore, the Company has no recall insurance for foreign countries or the United States. The Company intends to apply for product recall insurance primarily for the United States market. However there can be no assurance that such coverage can be obtained at acceptable cost.

Control of the Company; Ownership of Shares by Directors and Officers. Officers and directors of the Company beneficially own in the aggregate 1,178,825 shares of Common Stock, or approximately 39% of the outstanding shares of the Company's Common Stock (excluding (a) options to purchase 4,125,000 shares of Common stock at an exercise price of $3.50 per share which may not be exercised prior to the earliest of (i) April 24, 2006, (ii) the attainment of certain financial performance criteria and (iii) the occurrence of a change in control, as defined, and (b) 460,440 shares upon conversion of outstanding shares of Series A Preferred Stock). Although these stockholders may or may not agree on any particular matter that is the subject of a vote of the stockholders, these stockholders may be effectively able to control the outcome of any issues which may be subject to a vote of stockholders, including the election of directors, proposals to increase the authorized capital stock, or the approval of mergers, acquisitions, or the sale of all or substantially all of the Company's assets.

Dependence on Chief Executive Officer. The Company is dependent for the conduct of its business on the experience, abilities and continued services of Joel Schoenfeld, Chairman of the Board and Chief Executive Officer of the Company. Joel Schoenfeld is employed by the Company pursuant to an employment agreement which expires on March 28, 2000. The loss of the services of Joel Schoenfeld would have a materially adverse effect on the Company.

Office Lease with Related Party. Dr. Alan H. Gold, the President, a director and principal stockholder of the Company, is the president and stockholder of the owner of the premises occupied by the Company.

Limitation on Director Liability. The Company's certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions under Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's certificate of incorporation provides for mandatory indemnification of directors and officers.

Absence of Dividends on Common Stock. Since inception, the Company has not paid any cash dividends on its Common Stock and it does not anticipate paying such dividends in the foreseeable future. No dividends may be declared, set aside or paid on the Common Stock unless and until all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock have been paid in cash or additional shares of Series A Preferred Stock. The payment of dividends by the Company is within the discretion of its Board of Directors and depends upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board.

Authorization and Discretionary Issuance of Preferred Stock. The Company's Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Except for shares of Series A Preferred Stock that may be issued in payment of dividends on the Series A Preferred Stock, the Company has no present intention to issue any shares of its preferred stock. However, there can be no assurance that the Company will not issue shares of preferred stock in the future.

No Assurance of An Active Public Market for Common Stock and Warrants; Possible Volatility of Market Price for the Common Stock and Warrants. Although the Common Stock and Warrants are quoted on The Nasdaq SmallCap Market, trading volume has been limited. There can be no assurance that broker-dealers will act as market makers for the Common Stock and Warrants. As a result, investors will be exposed to a risk of a decline in the market prices of the Common Stock and Warrants. Moreover, the market prices of the Common Stock and Warrants may be highly volatile as has been the case with the securities of many emerging companies. The Company's operating results and various factors affecting the medical device industry may impact the market price of the Company's securities to a significant degree. In addition, in recent years the stock market has experienced a high level of price and volume volatility, and market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. There can be no assurance that the market price of the Common Stock and Warrants will not experience significant fluctuations or further declines.


Possible Delisting. The Common Stock and Warrants are quoted on The Nasdaq SmallCap Market. For continued inclusion on the NASDAQ SmallCap Market, an issuer is required, among other things, to have net tangible assets of $2 million (or alternatively, net income of $500,000 in two of the most recent three fiscal years, or a market capitalization of $35 million), a bid price of at least $1.00 and at least two market makers. As of March 31, 1998, the Company satisfied the maintenance criteria for continued listing on The Nasdaq SmallCap Market. As of such date, the Company had net tangible assets of approximately $2,737,000. The bid price of the Company's Common Stock has exceeded $1.00 per share. There can be no assurance that the Company will be able in the future to satisfy the maintenance criteria for continued inclusion of the Common Stock and Warrants on The Nasdaq SmallCap Market. If the Company is unable to satisfy The Nasdaq SmallCap maintenance criteria in the future, the Common Stock and Warrants may be delisted from trading on The Nasdaq SmallCap Market, and if delisted, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board," and consequently, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.


Risk of Low-Priced Securities. The regulations of the Securities and Exchange Commission promulgated under the Exchange Act require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

Shares Eligible for Future Sale. No assurance can be given as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or stock options), or the possibility of such sales, could adversely affect the market price of the Common Stock and also impair the Company's ability to raise capital through an offering of its equity securities in the future. The Company has 2,981,769 shares of Common Stock outstanding, of which only 1,725,000 shares of Common Stock are transferable without restriction under the Securities Act. The remaining shares, issued in private transactions, are "restricted securities" (as defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on The Nasdaq Stock Market or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months and who has beneficially owned restricted securities for at least two years is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. Officers, directors and other securityholders of the Company owning and/or having rights to acquire in the aggregate 1,800,746 shares of Common Stock have entered into agreements not to sell or otherwise dispose of any securities of the Company, including shares of Common Stock prior to April 24, 1999 (the "Lock-Up Agreements"), without the prior written consent of Maidstone Financial, Inc. ("Maidstone"), managing underwriter for the Company's initial public offering in April 1997, which may be granted or withheld in the sole and absolute discretion of Maidstone (which has ceased operations as a broker-dealer); provided, however, that if prior to April 24, 1999, the Company's shares of Common Stock are subject to a tender offer and holders of the Company's Common Stock (other than the current stockholders) agree to tender a majority of the outstanding shares of Common Stock to the offeror, then all stockholders subject to the Lock-Up Agreement will be released from the restrictions imposed thereby solely for the purposes of tendering their shares of Common Stock to the offer or pursuant to the terms of the tender offer. Maidstone has released the Selling Securityholders from the Lock-up Agreements. Commencing in the second quarter of 1999, 1,121,054 shares of Common Stock, will become eligible for resale pursuant to Rule 144, subject to the volume limitations and compliance with the other provisions of Rule 144. Furthermore, the holders of warrants (the "Underwriters' Warrants") to purchase 225,000 shares of Common Stock and 150,000 Warrants (including the securities issuable upon exercise thereof) issued to Maidstone and the other underwriters for the Company's initial public offering have demand and piggyback registration rights with respect to the shares of Common Stock and Warrants issuable upon exercise of the Underwriters' Warrants.

Effect of Issuance of Common Stock Upon Exercise of Warrants and Options; Possible Issuance of Additional Options. The Company has 11,769,893 shares of Common Stock authorized but unissued and not reserved for specific purposes and 9,917,318 shares of Common Stock unissued but reserved for issuance (i) upon exercise of options (including options which may be granted in the future pursuant to the Company's stock option plan), (ii) upon exercise of outstanding warrants, (iii) upon exercise of the Underwriters' Warrants, (iv) upon conversion of the Company's Series A Preferred Stock, and (v) in connection with a private offering of its securities. Except to the extent applicable Nasdaq regulations require stockholder approval of transactions involving the issuance of at least 20% of the Common Stock at less than fair market value (other than in a public offering) or the issuance of more than 25,000 shares to officers and directors of the Company as a group (other than pursuant to a plan approved by stockholders), authorized shares of Common Stock may be issued without any action or approval by the Company's stockholders. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by the Company, any shares of Common Stock issued would further dilute the percentage ownership of the Company held by the public stockholders.

         The exercise of warrants or options and the sale of the underlying shares of Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants and options.

Adverse Effect of Redemption of Warrants. Under certain conditions, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days prior written notice to the holders of such Warrants, provided the closing bid price of the Common Stock has been at least $8.00 for 20 consecutive trading days ending on the third day prior to the date the notice of redemption is given. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. The redemption of the Warrants could force the holders (i) to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or (iii) to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants."


Need for Post Effective Amendments to Registration Statement for Exercise of Warrants. Although the Warrants are not exercisable prior to April 24, 1999, holders of Warrants will not be able to exercise their Warrants unless the Company files post-effective amendments to the Registration Statement under which the Warrants were initially issued or files a new registration statement so that the prospectus for the shares of Common Stock issuable upon exercise of the Warrants remains "current" within the meaning of Section 10(a)(3) of the Securities Act. There can be no assurance that the Company will file post-effective amendments to the Registration Statement or a new registration statement in order to keep the prospectus current. See "Description of Securities -- Warrants."

                             SELLING SECURITYHOLDERS


   The table below sets forth, with respect to each Selling Securityholder, based upon information available to the Company as of June 1, 1998, the number of shares of Common Stock beneficially owned and the number of Warrants to be sold. None of the Selling Securityholders has been an officer, director or affiliate of the Company during the preceding three years. Except as stated below, each of the Selling Stockholders acquired the Warrants offered hereby in exchange for common stock purchase warrants (the "Bridge Warrants") sold in a bridge financing of completed by the Company in December 1996 (the "Bridge Financing"). Each Unit consisted of the Company's 8% promissory notes in the principal amount of $25,000 and Bridge Warrants to purchase 62,500 shares of Common Stock. The following table assumes that each of the Selling Securityholders will sell all Warrants offered by this Prospectus; however, there can be no assurance that the Selling Securityholders will sell any or all of the Warrants.

                                  Amount and           Warrants
                           Nature of Beneficial         to be
         Name                   Ownership (1)           Sold
 ---------------------     --------------------    ------------------


Leonard N. Tarr  .....           40,436(2)            656,250(3)
Norben Imports     .....                0             500,000(4)
   Corp. Profit Sharing Plan
Wilfred Bonilla .....                   0             250,000(4)
Martin Rosenman  ....                   0             125,000
David A. Clanton  ....                  0              62,500
Robert A. Dubofsky  ..                  0              62,500
Richard D. Siegel  ...                  0              31,250
WBM Associates  ......                  0              31,250
Richard Gershman  ....                  0              31,250(4)




------
(1) Since the Warrants are not exercisable until April 24, 1999, shares issuable upon exercise of the Warrants have not been included.

(2) Includes 33,436 shares issuable upon exercise of presently exercisable options granted to Mr. Tarr, who through an affiliated entity obtained debt financing for the Company in 1995. Consequently, Mr. Tarr is deemed to be the beneficial owner of 1.3% of the Common Stock.


(3) Includes Warrants to purchase 531,250 shares of Common Stock registered in the name of the Leonard N. Tarr P.C. Trust No. 1, of which Mr. Tarr is the trustee and beneficiary.


(4) These Warrants were acquired from an investor in the Bridge Financing.

                              PLAN OF DISTRIBUTION


   Selling Securityholders may sell the Warrants offered hereby from time to time directly to purchasers, or through broker-dealers who may receive compensation in the form of commissions or discounts from the Selling Securityholders or purchasers. Sales of Warrants may be effected by broker-dealers in ordinary brokerage transactions or block transactions on The Nasdaq SmallCap Market, through sales to one or more dealers who may resell as principals, in privately negotiated transactions or otherwise, at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Usual and customary or specifically negotiated brokerage fees may be paid by the Selling Securityholders in connection therewith. To the Company's knowledge, none of the Selling Securityholders has entered into any underwriting arrangements for the sale of the Warrants offered hereby.

   The Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act and any profits realized by them may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of the Warrants also may be deemed to be "underwriters", as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the Warrants by the Selling Securityholders is subject to the prospectus delivery and other requirements of the Securities Act.

   All costs, expenses and fees in connection with the registration of the Warrants offered by the Selling Securityholders will be borne by the Company. The Selling Securityholders are responsible for the payment of brokerage commissions and discounts incurred in connection with the sale of their Warrants. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

   Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Warrants offered hereby may not simultaneously engage in market-making activities with respect to the Warrants or Common Stock during the applicable "cooling off" period prescribed by Rule 101 of Regulation M prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 102 of Regulation M, which provisions may limit the timing of purchases and sales of Warrants and Common Stock by the Selling Securityholders.

   To the extent required, the Company will use its best efforts to file, during any period in which offers or sales of Warrants are being made by or on behalf of the Selling Securityholders, one or more amendments or supplements to this Prospectus which describe any material information with respect to the plan of distribution not previously disclosed herein, including the name or names of any underwriters, broker-dealers or agents, if any, the purchase price paid by any underwriter for Warrants purchased from a Selling Securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

                            DESCRIPTION OF WARRANTS

         As of June 30, 1998, there were outstanding Warrants to purchase an aggregate of 4,487,500 shares of Common Stock. An additional 225,000 Warrants are issuable upon exercise of the Underwriters' Warrants. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at $4.50 per share (subject to adjustment as described below) commencing April 24, 1999 and ending April 23, 2002 (the "Exercise Period"). The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. The Warrants may be redeemed by the Company, at a price of $.05 per Warrant, upon not less than 30 days prior written notice at any time during the Exercise Period, provided the average of the closing bid quotations of the Common Stock during the period of twenty (20) consecutive trading days ending on the third day prior to the date upon which notice of redemption is given, as reported on The Nasdaq SmallCap Market (or if the Common Stock is not quoted thereon, the closing sale price of the Common Stock on the Nasdaq National Market or other principal securities exchange upon which the Common Stock is then quoted or listed, or such other reporting system that provides closing sale prices for the Common Stock), has been at least $8.00 per share. The Warrants are exercisable until the close of business on the day immediately preceding the date fixed for the redemption of the Warrants in the notice of redemption.




                                  LEGAL MATTERS

                  The validity of the securities offered hereby has been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125.

                                     EXPERTS

                  The consolidated balance sheet as of December 31, 1997 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997 incorporated by reference in this registration statement, have been incorporated herein in reliance on the report, which includes an explanatory paragraph discussing substantial doubt about the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

    Set forth below are the estimated expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered hereby.

Printing expenses (other than stock certificates)  .........         $5,000
Legal fees and expenses                     .............             5,000
Miscellaneous  .............................................          2,500
                                                                    -------
Total  ....................................................         $12,500
                                                                    =======

Item 15. Indemnification of Directors and Officers

   Article 6 of the Registrant's Restated Certificate of Incorporation, in accordance with Section 145 of the DGCL, provides that directors and officers shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

   Article 6 of the Registrant's Restated Certificate of Incorporation further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

   Article 6 of the Registrant's Restated Certificate of Incorporation provides that a person indemnified under Article 6 of the Certificate of Incorporation may contest any determination that a director, officer, employee or agent has not met the applicable standard of conduct set forth in the Restated Certificate of Incorporation by petitioning a court of competent jurisdiction.

   Article 6 of the Registrant's Restated Certificate of Incorporation provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the Restated Certificate of Incorporation, or any statute or agreement, or otherwise. Finally, Article 6 of the Registrant's Restated Certificate of Incorporation provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article 6 of the Restated Certificate of Incorporation. The Registrant has applied for such insurance, and expects to have such insurance in effect on the date this Registration Statement is declared effective by the Commission.

   Article 7 of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law.
Section 102(b)(7) of the DGCL provides for the elimination off such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

         4.1*     Agreement and Plan of Merger dated as of October 7, 1996
                  between the Registrant  and
                  UNIVEC, Inc., a New York corporation.
         4.2*     Form of warrants between the Registrant and the underwriters of the Registrant's initial public offering.
         4.3*     Form of Warrant Agreement.
         4.4*     Specimen Common Stock Certificate.
         4.5*     Specimen Warrant Certificate (included as Exhibit A to
                  Exhibit 4.3 herein).
         4.8*     Registration Rights Agreement.
         4.9*     Form of Lock-up Agreement.
         5.1*     Opinion of Snow Becker Krauss P.C., counsel to the Company.
        23.1*     Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 to this Registration Statement).
        23.2      Consent of PricewaterhouseCoopers LLP, independent certified public accountants, is  included
                  in Part II of this post-effective amendment to the Registration Statement.
        24.1*     Power of Attorney (included on the signature page of the
                  Registration Statement, as originally filed).

------
*    Previously filed


Item 17. Undertakings

(a) Rule 415 Offering

    The undersigned small business issuer hereby undertakes that it will:

       (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act.

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

     (3) Remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(e) Request for Acceleration of Effective Date.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) Transactions with or by Selling Security Holders; Lock-Up Periods.

  The undersigned small business issuer hereby undertakes:

     (1) To file a post-effective amendment to this Registration Statement in the event that there is a change in the plans, proposals, agreements, arrangements or understandings, if any, with respect to transactions with or by Selling Security Holders or plans to waive or shorten the lock-up periods applicable to such Selling Security Holders from those set forth in the Registration Statement; and

     (2) In the event that all or a part of the Selling Security Holders are released by the Underwriter from their respective lock-up agreements, to file
(i) a post-effective amendment to this Registration Statement if more than 10% of the Selling Security Holders' securities are proposed to be released and (ii) a sticker prospectus supplement if between 5% and 10% of the Selling Security Holders' securities are proposed to be released.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garden City, in the State of New York, on July 17, 1998.


                                 UNIVEC, INC.

                                 By: /s/ Joel Schoenfeld
                                     ---------------------
                                     Joel Schoenfeld
                                     Chairman of the Board and
                                     Chief Executive Officer
                                     (Principal Executive Officer and
                                     Principal Accounting Officer)

   In accordance with the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed on July 17, 1998 by the following persons in the capacities indicated.


 /s/ Joel Schoenfeld           Chairman of the Board, Chief
-----------------------------  Executive Officer and a Director
   Joel Schoenfeld             (Principal Executive Officer and
                               Principal Accounting Officer)

           *                   Director
-----------------------------
   Alan H. Gold



           *
-----------------------------  Director
   John Frank

           *
-----------------------------  Director
   Richard Lerner

-----------------------------  Director
   David Jay


*By: /s/ Joel Schoenfeld
-----------------------------
   Joel Schoenfeld
   (Attorney-In-Fact)

                                  EXHIBIT INDEX

 4.1* Agreement and Plan of Merger dated as of October 7, 1996 between the Registrant and
         UNIVEC, Inc., a New York corporation.
 4.2*    Form of warrants between the Registrant and the underwriters of the Registrant's initial public offering.
 4.3*    Form of Warrant Agreement.
 4.4*    Specimen Common Stock Certificate.
 4.5*    Specimen Warrant Certificate (included as Exhibit A to Exhibit
         4.3 herein).
 4.8*    Registration Rights Agreement.
 4.9*    Form of Lock-up Agreement.
 5.1*    Opinion of Snow Becker Krauss P.C., counsel to the Company.
23.1* Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 to this Registration Statement).

23.2 Consent of PricewaterhouseCoopers LLP, independent certified public accountants, is included in Part II of post-effective amendment to the this Registration Statement.

24.1* Power of Attorney (included on the signature page of Registration Statement as originally filed).

------
*      Previously filed